EXHIBIT 4.8
SUPPLEMENTAL INDENTURE
SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 30, 2012, among VANGUARD HEALTH HOLDING COMPANY II, LLC, a Delaware limited liability company (the “Company”), VANGUARD HOLDING COMPANY II, INC., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), the guarantors listed on the signature pages hereto (the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
WHEREAS, the Issuers and the Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of January, 29, 2010, providing for the issuance of 8.0% Senior Notes due 2018 (the “Notes”);
WHEREAS, Section 9.01 of the Indenture provides that without the consent of the Holders of the Notes issued under the Indenture, the Issuers and the Trustee may enter into one or more indentures supplemental to the Indenture to make any change that does not adversely affect the legal rights of any such Holder;
WHEREAS, the Issuers propose, without the consent of the Holders of the Notes, that certain terms of the Indenture be amended; and
WHEREAS, the Trustee, the Issuers and the Guarantors are authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guarantors and the Trustee mutually covenant and agree as follows:
1.Defined Terms. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.    Guarantee Release Amendment. Section 4.03(3) of the Indenture is hereby amended to read as follows: “So long as Vanguard is a Guarantor, holds no material assets other than cash, Cash Equivalents and the Capital Stock of VHS Holdco I or the Issuers (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this Section 4.03 may, at the option of VHS Holdco II, be filed by and be those of Vanguard rather than VHS Holdco II. VHS Holdco II shall be deemed to be in compliance with the provisions of this Section 4.03 if Vanguard shall have filed such reports, documents and other information with the Commission using its Electronic Data Gathering, Analysis and Referral System or any successor system.”
Section 6.01(8) of the Indenture is hereby amended to read as follows: “the Guarantee of VHS Holdco I or any Guarantee of a Significant Subsidiary fails to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under its Guarantee and such Default continues for 10 days.”
Section 9.01(6) of the Indenture is hereby amended to read as follows: “to add a Guarantee with respect to the Notes;”
Section 10.03 of the Indenture is hereby amended to delete the following sentence: “Notwithstanding any other provision of this Indenture, Vanguard may be released from all of its obligations under its Guarantee and shall cease to be a Guarantor for all purposes under this Indenture, at the option of the Issuers and Vanguard at any time following the Issue Date.”
3.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.
4.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
5.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
7.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Vanguard Health Holding Company II, LLC

By:	/s/ James H. Spalding
Name: James H. Spalding
Title: Executive Vice President

Vanguard Holding Company II, Inc.

By:	/s/ James H. Spalding
Name: James H. Spalding
Title: Executive Vice President

Vanguard Health Holding Company I, LLC, as Guarantor

By:	/s/ James H. Spalding
Name: James H. Spalding
Title: Executive Vice President

Vanguard Health Systems, Inc., as Guarantor

By:	/s/ James H. Spalding
Name: James H. Spalding
Title: Executive Vice President

Abrazo Medical Group Urgent Care, LLC
BHS Physicians Alliance for ACE, LLC
Central Texas Corridor Hospital Company, LLC
Hospital Development of West Phoenix, Inc.
MacNeal Physicians Group, LLC
Vanguard Health Financial Company, LLC
Vanguard Health Management, Inc.
VHS Acquisition Corporation
VHS Acquisition Subsidiary Number 1, Inc.
VHS Acquisition Subsidiary Number 2, Inc.
VHS Acquisition Subsidiary Number 5, Inc.
VHS Acquisition Subsidiary Number 7, Inc.
HS Acquisition Subsidiary Number 8, Inc.
VHS Acquisition Subsidiary Number 9, Inc.
VHS Acquisition Subsidiary Number 10, Inc.
VHS Acquisition Subsidiary Number 11, Inc.
VHS Acquisition Subsidiary Number 12, Inc.
VHS Chicago Market Procurement, LLC
VHS Genesis Labs, Inc.
VHS Holding Company, Inc.
VHS Imaging Centers, Inc.
VHS of Anaheim, Inc.
VHS of Arrowhead, Inc.
VHS of Huntington Beach, Inc.
VHS of Illinois, Inc.
VHS of Orange County, Inc.
VHS of Phoenix, Inc.
VHS of South Phoenix, Inc.
VHS Outpatient Clinics, Inc.
Baptist Medical Management Service Organization, LLC
Healthcare Compliance, L.L.C.
MacNeal Health Providers, Inc.
MacNeal Management Services, Inc.
Pros Temporary Staffing, Inc.
Watermark Physician Services, Inc.
VHS of Michigan, Inc.
VHS Children’s Hospital of Michigan, Inc.
VHS Detroit Businesses, Inc.
VHS Detroit Receiving Hospital, Inc.
VHS Detroit Ventures, Inc.
VHS Harper-Hutzel Hospital, Inc.

VHS Huron Valley-Sinai Hospital, Inc.
VHS Rehabilitation Institute of Michigan, Inc.
VHS Sinai-Grace Hospital, Inc.
VHS University Laboratories, Inc.
VHS Westlake Hospital, Inc.
VHS West Suburban Medical Center, Inc.
VHS Acquisition Subsidiary Number 4, Inc.
Midwest Pharmacies, Inc.
VHS Arizona Heart Institute, Inc.
VHS Valley Management Company, Inc., as Guarantors

By:	/s/ James H. Spalding
Name: James H. Spalding
Title: Executive Vice President

VHS	San Antonio Partners, LLC, As Guarantor

By:	VHS Acquisition Subsidiary Number 5, Inc., its Member

By:	/s/ James H. Spalding
Name: James H. Spalding
Title: Executive Vice President

Dated as of March 30, 2012

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Joshua A. Hahn
Authorized Signatory